Exhibit 4.2

OFFICERS’ CERTIFICATE OF

NATIONWIDE HEALTH PROPERTIES, INC.

July 14, 2006

We, Douglas M. Pasquale and David Snyder, do hereby certify that we are the duly elected President and Chief Executive Officer and Controller and Assistant Secretary, respectively, of Nationwide Health Properties, Inc., a Maryland corporation (the “Company”). We further certify that, pursuant to resolutions of the Capital Planning Committee of the Board of Directors (the “Planning Committee”) duly adopted at a meeting of the Planning Committee on June 13, 2006, a series of Securities of the Company, titled “6.50% Notes due 2011” (referred to herein as the “Securities”) was established pursuant to Section 301 of the Indenture (the “Indenture”), dated as of July 14, 2006, between the Company and J.P. Morgan Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”).

We further certify that, pursuant to the resolutions of the Planning Committee, and attached hereto as Annex A, the series of Securities is hereby created; and that said series has the following terms and provisions:

(i)	The title of such series of Securities shall be “6.50% Notes due 2011.”

(ii)	The Securities of such series which may be authenticated and delivered under the Indenture shall be limited to $350,000,000 aggregate principal amount (except for Securities authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture); provided, however, that such series may be reopened by the Company for the issuance of additional Securities of such series for an unlimited additional aggregate principal amount, so long as any such additional Securities have the same form and terms (other than the date of issuance and the date from which interest thereon shall begin to accrue), and carry the same right to receive accrued and unpaid interest, as the Securities of such series theretofore issued; provided, however, that, notwithstanding the foregoing, such series may not be reopened if the Company has effected defeasance or covenant defeasance with respect to the Securities of such series pursuant to Section 1302 and 1303, respectively, of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture. Any such additional Securities, together with the previously issued Securities, shall constitute a single series of Securities under the Indenture.

(iii)	The Securities of such series are to be issuable only as Registered Securities without coupons and may, but need not, bear a corporate seal. The Securities of such series shall initially be issued in book entry form and represented by one or more permanent Global Securities of such series, the initial depositary (the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

(iv)	The Securities of such series shall be sold by the Company to J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the several underwriters named in the Underwriting Agreement dated July 11, 2006, at a price equal to 99.299% of the principal amount thereof and the initial price to public of the Securities of such series shall be 98.899% of the principal amount thereof, and underwriting discounts and commissions shall be 0.600% of the principal amount thereof.

(v)	Securities of such series issued in the form of permanent global certificates shall be dated the date of their issuance.

(vi)	The final maturity date of the Securities on which the principal thereof is due and payable shall be July 15, 2011.

(vii)	The principal of the Securities of such series shall bear interest at the rate of 6.50% per annum from July 14, 2006 or from the most recent date to which interest has been paid or duly provided for, payable semiannually in arrears on January 15 and July 15 (each, an “Interest Payment Date”) of each year, commencing January 15, 2007, to the Persons in whose names such Securities of such series (or one or more Predecessor Securities) are registered at the close of business on the fifteenth day immediately preceding such Interest Payment Dates (each, a “Regular Record Date”) regardless of whether such Regular Record Date is a Business Day. Interest on the Securities of such series will be computed on the basis of a 360-day year of twelve 30-day months. If any principal of, or premium, if any, or interest on, any of the Securities of such series is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or interest, as the case may be, shall bear interest until paid or until such payment is duly provided for at the rate of 6.50% per annum.

(viii)	No Additional Amounts shall be paid in respect of the Securities.

(ix)	Dallas, Texas is hereby designated as the Place of Payment for the Securities.

(x)	Principal and interest payable with respect to the Securities of such series shall be payable and Securities of such series may be surrendered for registration of transfer and exchange at the office or agency maintained by the Company for such purpose, which shall initially be J.P. Morgan Trust Company, National Association, 2001 Bryan Street, Dallas, Texas 75201 and if Securities are issued in definitive certificated form, principal and interest payable with respect to such Securities shall also be payable at an office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. Notices or demands to or upon the Company in respect of the Securities of such series and the Indenture may be served at the office or agency maintained by the Company for such purpose, which shall initially be J.P. Morgan Trust Company, National Association, 2001 Bryan Street, Dallas, Texas 75201.

(xi)	The Securities of such series are redeemable at any time, as a whole or from time to time in part, at the option of the Company on the terms and subject to the conditions set forth in the Indenture and in the form of certificate evidencing the Securities which appears as Annex B to this Officers’ Certificate.

(xii)	The Securities of such series will not be entitled to the benefit of any sinking fund.

(xiii)	The Securities of such series shall be issued in denominations of $1,000 and integral multiples of $1,000.

(xiv)	The Company covenants and agrees for the benefit of the Holders of the Securities as follows:

(a) Limitation on Liens:

The Company will not pledge or otherwise subject to any Lien, any of its Property or assets; provided, however, that such covenant will not apply to Liens securing obligations which do not in the aggregate at any one time outstanding exceed 40% of the sum of (i) the Total Assets of the Company and its consolidated Subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Liens and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Liens.

(b) Limitation on Total Encumbered Assets:

The Company will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

(c) Limitation on Indebtedness:

The Company will not create, assume, incur, or otherwise become liable in respect of, any Indebtedness if the aggregate outstanding principal amount of Indebtedness of the Company and its consolidated Subsidiaries is, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, greater than 60% of the sum of (i) the Total Assets of the Company and its consolidated Subsidiaries as of the end of the calendar year or quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(d) Interest Coverage Ratio:

The Company will not incur any Indebtedness if, on a consolidated basis, the Interest Coverage Ratio on the date on which such additional Indebtedness is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and to the application of the proceeds thereof, would have been less than 1.50 to 1.00.

(xv)	Section 1009 of the Indenture is hereby amended and restated, but only insofar as it relates to the Securities, to read in full as follows:

SECTION 1009. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1005 to 1008, inclusive, of the Indenture and Sections (xiv)(a) to (xiv)(d) of this Officers’ Certificate, inclusive, with respect to the Securities if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of this series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to waive compliance with any term, provision or condition referred to in the immediately preceding paragraph. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to waive compliance with any such term, provision or condition, whether or not such Holders remain Holders after such record date; provided, that unless such requisite percentage in principal amount shall have been obtained prior to the date which is 90 days after such record date, any such waiver previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(xvi)	Terms defined for purposes of this Officers’ Certificate and the issuance of the Securities:

“Capital Lease” means at any time any lease of Property which, in accordance with U.S. generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee.

“Capital Lease Obligation” means at any time the amount of the liability in respect of a Capital Lease which, in accordance with U.S. generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee.

“Debt” when used with respect to any Person means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) liabilities secured by any Lien existing on Property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the interest borne by the Securities and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii) to the full extent of the liability of the guarantor (discounted to the present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements).

“EBITDA” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, determined in accordance with U.S. generally accepted accounting principles, the sum of net income (or net loss) for such period plus the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss) and (e) any noncash charge resulting from a change in accounting principles; provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains and without taking into account any provision for gains, losses or impairments on properties.

“Funded Indebtedness,” when used with respect to any Person, means as of any date of determination thereof, (i) its Indebtedness, determined in accordance with U.S. generally accepted accounting principles, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, and (ii) the current portion of all such Indebtedness.

“Indebtedness,” when used with respect to any Person, means all Debt incurred by such Person.

“Interest Coverage Ratio” as of any date means the ratio of (a) EBITDA to (b) Interest Expense; all of the foregoing calculated by reference to the immediately preceding four fiscal quarters of the Company most recently ended prior to such date of determination.

“Interest Expense” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all interest in respect of Indebtedness of the Company accrued during such period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and all other title exceptions and encumbrances affecting Property, but will not apply to (1) any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of Money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business, (2) any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute, (3) mechanics’, materialmen’s, carriers’, or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith, (4) any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license, (5) any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith, (6) liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed, and (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (6) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the Property which secured the charge or lien so extended, renewed or replaced (plus improvements on such Property). For all purposes of the Indenture, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Total Assets” means, on any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with U.S. generally accepted accounting principles (but excluding intangibles).

“Total Unencumbered Assets” means, on any date, the sum of (i) the value of those Undepreciated Real Estate Assets that are not subject to any Lien which secures Indebtedness for borrowed Money of any of the Company and its Subsidiaries and (ii) the value of all other assets of the Company and its Subsidiaries not subject to any Lien securing Indebtedness for borrowed Money of any of the Company and its Subsidiaries determined in accordance with U.S. generally accepted accounting principles (but excluding intangibles) after eliminating intercompany accounts and transactions.

“Undepreciated Real Estate Assets” means, on any date, the cost (original cost plus capital improvements) of any real estate assets of the Company and its Subsidiaries, before depreciation and amortization, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

“Unsecured Debt” means, Funded Indebtedness less Indebtedness secured by Liens on the Property or assets of the Company and its Subsidiaries.

(xvii)	Terms, whether or not capitalized, used in this Officers’ Certificate and not defined herein which are defined in the Indenture (other than terms defined in another Officers’ Certificate or supplemental indenture establishing the forms and terms of another series of Securities under the Indenture) shall have the respective meanings given them in the Indenture.

(xviii)	The Trustee shall be the initial Security Registrar, Paying Agent and Authenticating Agent for the Securities of such series.

(xix)	The entire outstanding principal amount of the Securities of such series shall be payable upon declaration of acceleration of the Maturity of the Securities of such series pursuant to Section 502 of the Indenture.

(xx)	Payment of the principal of and premium, if any, and interest on the Securities of such series shall be made in Dollars and the Securities of such series shall be denominated in Dollars.

(xxi)	The amount of payments of principal of and premium, if any, and interest on the Securities of such series shall not be determined with reference to an index, formula or other similar method.

(xxii)	The Securities of such series will not be issuable as Bearer Securities, and a temporary global certificate will not be issued.

(xxiii)	There are no deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to the Securities of such series, except as set forth in this Officers’ Certificate.

(xxiv)	Sections 1302 and 1303 of the Indenture shall apply to the Securities of such series, provided that the Company may effect defeasance and covenant defeasance pursuant to Section 1302 and 1303, respectively, only with respect to all (and not less than all) of the Outstanding Securities of such series.

(xxv)	The Securities of such series shall not be convertible into or exchangeable for other securities.

(xxvi)	The Securities of such series will be unsecured and unsubordinated obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

(xxvii)	J.P. Morgan Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, shall initially act as Trustee with respect to the Securities of such series.

(xxviii)	The Securities of such series shall have such other terms and provisions as set forth in the form of certificate evidencing the Securities of such series attached as Annex B to this Officers’ Certificate, all of which terms and provisions are incorporated by reference in and made a part of this Officers’ Certificate and the Indenture as if set forth in full herein and therein.

We further certify, having read the Indenture, including Sections 301, 303 and 501 thereof, and the definitions in the Indenture relating thereto and certain other corporate documents and records, and having made such examination or investigation as we deemed necessary to enable us to express an informed opinion, that all conditions precedent to the establishment of the series of Securities referred to above and the form and terms of such series and the issuance, authentication and delivery of the Securities have been complied with.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first written above.

/S/ DOUGLAS M. PASQUALE
Douglas M. Pasquale
President and Chief Executive Officer

/S/ DAVID SNYDER
David Snyder
Controller and Assistant Secretary

Annex A

Resolutions of Capital Planning Committee

Annex B

Form of 6.50% Note Due 2011